January 6, 2011

Dear Stockholders,

This letter provides me an opportunity to thank you for your support of CTC, update you on the progress we made this past year and to invite you to our annual meeting.  I look forward to your support of our plans as outlined in the attached Proxy Statement.

Even though general economic conditions continue to affect spending for transmission projects within the utility industry, CTC has made significant improvements in its business strategy and preparations for an expected increase in spending for transmission projects.  In the past few months we have seen an increase in business opportunities for our CTC Cable Corporation subsidiary.  We continue to execute our new business plans and our global commercial opportunities increase on a weekly basis.  We began to see this recovery in July 2010, with new orders driving a turnaround of revenues for the last fiscal quarter of 2010 and first fiscal quarter of 2011.  We signed several key stranding licensees and distributors in 2010 including Alcan Cable (North America) in February, IMSA (Argentina) in October, Sterlite Industries (India) in November, and Taihan Electric Wire Company (South Korea) in December.   Just prior to publishing this letter, we were awarded our largest bid to date for a project in the country of Paraguay, which assuming finalization of a contract accompanied by an acceptable letter of credit, could bring in approximately $13.4 million in ACCC® revenues in fiscal 2011.

We have kept you informed during the year through the continued practice of conducting quarterly investor conference calls, which provide regular updates and are more informative than specific press releases.  I urge you to take advantage of these calls and read the transcripts, which are posted to our website after the call. In this letter, I will highlight our 2010 fiscal year and share CTC’s current plans and efforts.

CTC Cable Corporation subsidiary:  For CTC Cable, 2010 showed mixed results that were not indicative of the effort put forth during the year.  Behind the scenes, the team was laying the groundwork for future growth, but fiscal 2010 saw disappointing results from China which formerly dominated our commercial efforts and led CTC Cable to profitability.  Business in China decreased from $10.5 million in 2009 to $0.2 million in fiscal 2010.  CTC Cable’s non-China revenue increased by $1.5 million from 2009 to $10.6 million in 2010 due to our efforts in North America and expansion of our customer base into markets such as Indonesia, Europe, South America, and South Africa.  Late in 2010, after fiscal year end, we received an order for China for $0.7 million, which was shipped and recorded as revenue in the December quarter.  That order, in addition to other orders completed earlier in the year provided what we expect to be a continued turnaround in CTC Cable business.  Revenues accelerated from $0.6 million in the June 2010 quarter to $3.3 million in the September 2010 quarter and are projected to be in excess of $4.5 million in the December 2010 quarter.

CTC Cable’s primary management focus during the year was driving top line performance and the Board of Directors began fiscal 2010 with the belief that new senior management for that division was required.  In December 2009, the Company announced the hiring of John P. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Later in May 2010, John was hired away from us with an offer that we could not match, however he continues to be a strong supporter and remains a valued advisor to CTC’s management.  While John’s departure was untimely, we were able to find a seasoned, top notch, senior executive who is well recognized in the transmission and distribution industry.   In August 2010, we hired Stewart Ramsay as President of CTC Cable Corporation.  Stewart brings over 25 years of industry experience, including leadership roles in major utilities’ transmission and distribution divisions as well as key contacts within senior levels of U.S. and international utilities, several of which are existing CTC Cable customers.  Stewart is an Electrical Engineer as well as a member of multiple industry advisory boards, including having served as a Western Electricity Coordinating Council representative to the NERC.  Stewart began immediately formulating a 100 day plan, which he recently presented to the Board of Directors.  Key among these plans were changes and enhancements to the sales and marketing approach which had begun under the former President as well as leveraging Stewart’s contacts and transmission industry experience..  Stewart is driving the team towards a much more customer focused approach including initiatives designed to capitalize on ACCC® conductor’s superior capacity and reduced operating temperature features.

CTC Cable is experiencing benefits from Stewart’s vision and direction in both international and domestic markets. Sales activity in all of our expanding markets are flourishing as a result of continuing investments in sales and marketing that were begun a year ago.  Prior to 2010, only limited personnel in South America, China, and Europe served our international markets.  In 2010, we added international sales staff to Middle Eastern markets, dedicated staff to India and the non-China Asian markets, added dedicated staff to European markets, dedicated staff and added consultants to new South American markets, and added experienced management to a new office in Beijing China.  In 2010, these dedicated staff finalized new stranding license agreements and distribution agreements with four new cable manufacturers as stated above.  Each of these stranders provides the key source of locally available ACCC® conductor for their respective markets.  In India, Sterlite has contracted for minimum order levels, which increases in value over time in exchange for certain exclusivity rights..  The other stranders have similar commitments embedded in their agreements.  The achievement of these minimum sales levels should result in substantially increased revenues.. For commercial reasons, and at the request of these stranders, we are not able to further disclose the details of these contractual relationships.

Most recently, the efforts of Stewart and his team resulted in the bid win in South America of our single largest award to date.  While this shareholder letter will likely be superseded with additional information prior to the Shareholders meeting in March, at print time the bid award is approximately $13.4 million. This is the first of what we believe will be a series of new orders as we see an increasing recognition and adoption of the high capacity properties of ACCC® conductor.

Our focus for fiscal 2011 is to continue developing new relationships with cable manufacturers in order to facilitate the penetration of new markets in North America, India, Russia, Latin America, the Middle East, Africa, Europe, Korea, Japan, and China. We established CTC Cable Asia Ltd., in Beijing, China and we are in negotiations with potential strategic partners in China to join us in securing sales in that market and to capitalize on the substantial brand recognition of our ACCC® conductor product.  In North America we intend to work with our utility clients to respond to the new NERC regulations that are expected to impact American markets and to expand sales through each of our existing licensed stranding manufacturers. Each identified market has conductor projects that can range from as small as $50,000 to tens of millions of dollars of conductor with multiple-year delivery schedules.  Before the recent bid award in Paraguay, our single largest contract award was $6.5 million from a customer in Poland in fiscal 2008.  The award of one or more large contracts should have a significant impact through increased revenues, improved production efficiencies, and decreased per unit operating expenses.

 Recent successes in India and South America are significant additions to substantial marketing work being done elsewhere in the world.  In China, the market decline from 2008 to 2010 was due to a decrease in orders from a single customer, our stranding licensee Jiangsu New Far East.  We believe this decline was due in part to the worldwide economic downturn and the resulting decrease in power demand in China.  Our new employees in China are actively working to energize the sales of Jiangsu New Far East as well as developing relationships in several other areas of the Chinese market. This very important market is being addressed and overseen by the top management of the Company including me.

In North America, we believe that the application of ACCC® conductor is an economical solution for transmission clearance and reliability problems identified in the new NERC Rule 810 requirements.  These requirements mandate that U.S. utilities perform self-assessments of transmission line compliance, including vegetation clearance violations or run the risk of substantial penalties that could run into the millions of dollars.  ACCC® conductor is an elegant solution to a serious issue; specifically that a utility in violation could either “de-rate” or reduce the line capacity, pay for expensive tower modifications, or reconductor with ACCC® conductor.  Of the three solutions, the ACCC® solution provides a superior financial rate of return due to increased revenue bearing capacity at a minimal investment cost to the utility.  We anticipate these rules should drive significant ACCC® conductor adoption here in the United States later in 2011 as utilities begin to assess their exposure and solutions to this new set of regulations.

In February 2010, CTC Cable signed distribution and manufacturing agreements with Alcan Cable.  The distribution agreement calls for Alcan to distribute ACCC® conductor to certain of their customers, which represent some of the largest utilities and transmission entities in North America.  In order to maintain exclusive distribution rights with these certain Alcan customers in the U.S. and Canada Alcan also agreed to purchase minimum quantities of ACCC® conductor during calendar year 2010 and potentially through 2012.  Alcan achieved its technical certification during 2010 and recently placed a non-returnable stocking order of ACCC® conductor for later resale to its customers. CTC Cable’s marketing team has been working with Alcan’s marketing team to develop an effective marketing strategy.  Similar to the agreement with Sterlite in India, Alcan has minimum order commitments which, if met, should increase CTC Cable’s revenues.

CTC Cable also continued to make progress with special technical sales, such as our first high voltage test line in Europe, which was energized at 400kV in Germany.  This should provide critical high voltage operating data for the German market, much of which is operated at 400kV.  During 2010 CTC Cable achieved “Type Registration” in the new markets of Jordan and Qatar.  Also noteworthy were repeat orders in South Africa sold through our Engineering, Procurement and Construction (EPC) relationship for the region.  We are seeing increased interest from engineering and transmission construction companies to sell our products as a critical component of an engineered solution for their transmission projects, therefore we intend to expand our efforts to partner with EPC service providers.

During 2010, we enhanced our CTC Cable staff with new key members of the operations and research team.  We have hired two top notch materials science PhDs during the year who have been tasked with enhancing our current products as well as developing the next generation of ACCC® conductors, hardware, and related products.  They are also performing cost engineering analysis of existing products.  We hired a VP of Transmission Engineering with significant industry experience who has been tasked with building a scalable team and process to provide for superior pre and post sales engineering support for ACCC® conductor design and installation.  We hired a new Director of Operations and we recertified our ACCC® core production facility in Irvine to the ISO 9001:2008 standard.  Our 18 production line facility is able to produce over 18,000 kilometers of core per year.  This production level translates into a revenue capacity of between $90 million and $225 million of ACCC® product sales, depending on the size and type of product sold.  Although we do not presently need additional capacity, we have detailed plans for a second production facility, which we can quickly implement as necessary for anticipated sales growth.  We have sourced an adequate and reliable supply of aerospace grade carbon and resin components, and we continue our efforts to add additional qualified suppliers.

We continued the defense of our patents and trade secrets through litigation with the Mercury parties.  Our current plans include a continuing focus on protecting our intellectual property in both the U.S. and international markets.  These efforts are required to enforce our rights in dealing with various “copycat” products.  This unfortunate cost and focus of energy is a necessary result of the success and game changing nature of our proven and well deployed product. In a recent  Electric Power Research Institute (EPRI) report on conductors, our ACCC® conductor has been  described as having the greatest deployment in the shortest time period of any new conductor introduced in the market in several decades.  This is a further testament to the product attributes and our efforts in selling to a very conservative industry.

We created the CTC Cable Business Development/Applications Engineering unit to support operations in major geographic markets and to better educate and develop those markets.  We remain committed to localized stranding manufacturing relationships, which strand trapezoidal shaped aluminum wire around our patented ACCC® core.  We now have stranding sources qualified or undergoing qualification in the U.S., India, South Korea, China, Belgium, Bahrain, Colombia, Argentina and Indonesia.  Additional stranding relationships are being actively pursued for other strategic markets.  In 2010, we expanded the number of qualified hardware suppliers from one to four.  This provides our global customer base with greater choice and competitive cost performance on ACCC® hardware. With all necessary manufacturing and material elements in place and orders being negotiated in large strategic markets, we anticipate significant growth and profitability for our ACCC® conductor.

Stribog Inc. subsidiary (formerly DeWind):  As a requirement of the DeWind asset sale to DSME in September 2009, we were left with $17.2 million of cash in escrow, of which approximately $5.5 million was to be released during 2010 with the remainder to be released in 2011 and 2012.  We have had multiple discussions throughout the year on the DSME escrow and these continue.  In December 2009 DSME filed its initial claims and the Company counterclaimed with its position.  The discrepancy between the two lists consisted of supply chain vendor claims, vendor penalties, and differences in accounting estimates on the valuation of assets.  The Company and DSME representatives met multiple times, beginning in January 2010 and continuing through December 2010 to resolve the net asset and supply chain claims differences.  In July 2010, $836,000 was released from escrow and paid to a vendor to satisfy one of these supplier claims, leaving $16.4 million in escrow today.  The Company and DSME are continuing to have negotiation meetings to resolve the remaining valuation and supply chain related discrepancies.  The Company is hopeful that these negotiations will resolve many of these issues during fiscal 2011.

Corporate Activities and Next Steps:  Our Board of Directors is pleased with the current management team and pleased to be attracting new and experienced talent to contribute to the execution of our commercial plans, by innovatively increasing awareness of the advantages of our products and further penetrating the growing market.  During the year, concurrent with the resignation of John Mitola, the Board of Directors appointed Dennis Carey as the fifth Director of the Board.  Mr. Carey is the Vice-Chairman of Korn Ferry International and brings an interesting rolodex of potential relationships to the company.

As we move forward into the next year we are working diligently to enhance stockholder value.  The Board of Directors and the management team believe in the following approach for the next year.

First, our goal is to aggressively grow the CTC Cable business.  We expect to continue the strategy of expanding international growth, as we believe that substantial revenue opportunities exist worldwide. Our goals for 2011 are to re-establish major orders in the Chinese market and to win tenders for large projects which we have bid in various parts of the world, and negotiate multiple general stocking orders from various customers.  We see substantial sales opportunities in North America, China, India, Europe, and South America during this year.  We expect that the recovering economies in 2011, coupled with the vision and direction of our CTC Cable President, Stewart Ramsay, and his new marketing message will result in multiple new customer orders as well as repeat business, and that this should return CTC Cable to profitability as we last saw in 2008. Management and the Board of Directors recognized that the development of the CTC Cable business was ready for an increased business development effort, both domestically and internationally, and in 2010 we recruited qualified new managers to execute these plans.  Our focus is now squarely on returning CTC Cable to rapid revenue growth and profitability.

Second, last year we mentioned our intent to list on a larger, nationally recognized stock exchange such as NASDAQ or the NYSE Alternext, however both the financial markets and the slow progress of CTC Cable in 2010 were not conducive to such an event.  Although, we continue to believe that our presence as a bulletin board stock is a limitation on the price and liquidity of our shares, re-listing to a more prominent exchange will be dependent on the success of our business and well as financial market conditions.  In general it is believed that our current OTC Bulletin Board listing is a factor which prevents share ownership from a broader range of institutional investors who may otherwise be interested in taking a position due to our product’s potential in the vast energy efficiency infrastructure market.  Therefore, management and the Board of Directors remain interested in improving our position as soon as it is feasible to do so.

We remain very confident of the near term market opportunities and the growth potential for our CTC Cable business, in spite of challenges inherent to introducing a better product in a very traditional industry.  We believe that the team is assembled, that the product has been proven, that production has been refined, that we have organized a compelling message, that we are accelerating the deployment of our marketing message as the best conductor for the transmission and distribution industry which offers increased energy capacity and energy efficiency as well as reduced thermal sag.  We believe that our redefined customer centered business development model will result in the success that we have all believed in.  We also believe this success will translate into improved value for our stockholders and substantial progress toward our corporate goals.  We thank you for being our partner in support of this excellent product and company.

Our best regards,

/s/ Benton H Wilcoxon

Benton H Wilcoxon
Chairman of the Board and
Chief Executive Officer

This stockholder letter contains forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the “Company”). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a company in the early stage of commercialization risks associated with international transactions, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2010 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K.

ACCC® is a registered trademark by CTC Cable Corporation, and is the subject of pending trademark registration applications in various countries throughout the world.

COMPOSITE TECHNOLOGY CORPORATION

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
MARCH 1, 2011

To our Stockholders:

The Annual Meeting of Stockholders of Composite Technology Corporation will be held at 10:00 a.m. (PST) on Tuesday March 1, 2011, at the Crowne Plaza Hotel, 17941 Von Karman Avenue, Irvine, California  92614 USA, for the following purposes:

1.	To elect five (5) directors, each to a one-year term or until the next annual meeting;

2.	To ratify the selection of SingerLewak LLP, as the independent auditor for Composite Technology Corporation;

3.	To hold an advisory vote on executive compensation; and

4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

Only stockholders of record at the close of business on January 6, 2011 are entitled to notice of, and to vote at, the meeting.  Please note that any such other business may come before the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Benton H Wilcoxon
Benton H Wilcoxon
Chairman of the Board and CEO

Irvine, California
January 6, 2011

IMPORTANT

Whether or not you plan to attend the meeting, please sign, date, and return promptly the enclosed proxy, either in the enclosed envelope, which requires no postage if mailed in the United States, or, if available, vote by telephone or using the Internet as instructed on the enclosed proxy card or voting instruction card.

Promptly signing, dating, and returning the proxy, or, if available, voting by telephone or the Internet, will ensure your shares are voted and may save the Company the additional expense of further solicitation.

*** NOTE TO STOCKHOLDERS ***

Please be advised that attendees who wish to stay overnight at the Crowne Plaza Hotel will receive a special corporate rate.  When booking, please contact the Crowne Plaza’s Reservations Department at (949) 863-1999 and identify yourself as a participant in the meeting of Composite Technology to receive the special rate.  Reservations should be made on or before Monday, February 14, 2011, which is two weeks prior.  After this date rooms will be on a space and rate available basis.

2026 McGaw Ave. Irvine, CA 92614, USA Tel: +1 (949) 428-8500

PROXY STATEMENT
2011 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Composite Technology Corporation to be voted at our Annual Meeting of Stockholders to be held at 10:00 a.m. (PST) on Tuesday, March 1, 2011 at the Crowne Plaza Hotel, 17941 Von Karman Avenue, Irvine, California  92614 USA.  Stockholders of record may revoke their proxy instructions at any time before their exercise by delivering a written revocation to our Secretary, by submission of a proxy with a later date, or by voting in person at the meeting. A written revocation may be delivered by facsimile at +1 (949) 428-8515. If the shares are held by a bank, broker or other nominee, instructions provided by the bank, broker or nominee must be followed to revoke the proxy instructions. These proxy materials and the enclosed Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including financial statements, are being mailed to our stockholders entitled to vote at the Annual Meeting on or about January 18, 2011.  All monetary information included in this Proxy Statement is stated in U.S. dollars.

VOTING SECURITIES

Only stockholders of record at the close of business on January 6, 2011 are entitled to vote at the Annual Meeting. The total number of shares of common stock that were issued, outstanding and entitled to be voted on the record date was 288,519,660 shares, which were held of record by approximately 500 stockholders. Each share of common stock is entitled to one vote on all matters to be acted upon at the Annual Meeting.  According to our Bylaws and applicable Nevada corporate law, the holders of thirty percent of the outstanding shares (86,555,898) on the record date shall constitute a quorum, which is necessary for the transaction of business at the Annual Meeting. In accordance with applicable law, the election of directors shall be by a plurality of the votes cast. The approval of the appointment of SingerLewak LLP shall be by a majority of the votes cast. The advisory vote on executive compensation shall be by a majority of the votes cast. The advisory vote on the frequency of holding an advisory vote on executive compensation shall be by a plurality of the votes cast. By state law, shares which abstain from voting as to these matters, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to these matters (“broker non-votes”), will not be counted as votes in favor of such matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to a proposal.

SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement. Copies of proxy materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of common stock held in their names. We will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to the owners. In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We will only deliver one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

COMPOSITE TECHNOLOGY CORPORATION
ATTENTION: THE SECRETARY
2026 McGaw Ave.
Irvine, CA 92614, USA
Tel: +1 (949) 428-8500
Fax: +1 (949) 428-8515

Stockholders may also address future requests for separate delivery of Proxy Statements and/or annual reports by contacting us at the address listed above. Stockholders may give their consent to receive future stockholder communications by electronic means by registering such interest during voting through www.proxyvote.com . Use of this facility will save the Company the expense of future mailings.

Stockholders sharing an address with another stockholder who have received multiple copies of the Company's proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

PROPOSAL 1:   ELECTION OF DIRECTORS

Our Bylaws provide that the number of Directors on the Board of Directors shall be not less than two and not more than seven. Five directors are to be elected to our Board of Directors at the Annual Meeting. Each director will hold office for a term of one-year or until his successor is elected and qualified. The Board of Directors has nominated Benton H Wilcoxon, Michael D. McIntosh, Dennis C. Carey, D. Dean McCormick, III, and Michael K. Lee to serve as directors. All of the nominees currently serve on our Board of Directors. There are no family relationships among our executive officers and directors.

Except as noted below, neither of Messrs. Wilcoxon, McCormick, Carey, McIntosh, or Lee nor our executive officers are parties to any material proceedings adverse to the Company; nor have any of them during the past ten years:

1.             Filed a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing except that Mr. Wilcoxon was a director and officer of the Company throughout the Chapter 11 reorganization of the Company from the date of the initial voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (Case No. SA 05-13107 JR) filed on May 5, 2005. The Company’s disclosure statement was approved by the bankruptcy court on July 6, 2005 and a hearing was held resulting in the confirmation of the bankruptcy plan on October 31, 2005. The order approving our bankruptcy plan was entered November 18, 2005 and concurrently notice was given that the plan effective date was established as November 18, 2005. The Company formally emerged from bankruptcy on August 2, 2006 after all claims had been resolved and paid. Full details of this bankruptcy are disclosed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

2.              Been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.              Been subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	Engaging in any type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.              Been subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

5.              Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.             Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.              Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)  Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.           Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Unless a stockholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated by the Board of Directors to fill any vacancy. Additionally the Board of Directors may elect additional members of the Board to fill any additional vacancies.

Nominees for Director

Benton H Wilcoxon, Age 61
Mr. Wilcoxon has been our Chief Executive Officer since November 3, 2001 and Chairman of the Board of Directors since February 2002. He also served as the Company’s acting Chief Financial Officer until January 2007. He also is Chairman of the following subsidiaries wholly-owned by the Company: CTC Cable Corporation, Transmission Technology Corporation, CTC Towers and Poles Corporation, and the former DeWind subsidiaries, Stribog Ltd and Stribog Inc. (both discontinued operations as of September 4, 2009). From 2007 until early 2010 he was a Director of Element 21 Golf Company.  From 1998 to 2001, he was a consultant for Magnesium Alloy Corporation, a Canadian company involved in the development of magnesium salt deposits and served as a Director from 1998 until December 2003. Between 1998 and 2000 he was a consultant to Macallan & Callanish Ltd., involved with business in Russia and Ukraine. Mr. Wilcoxon held senior positions with Ashurst Ltd., and Ashurst Technology Ltd., a Bermuda corporation, from 1991 to 1997, culminating as Chairman, Chief Executive Officer and President of Ashurst Ltd.  Ashurst commercialized advanced materials technologies, primarily from the Ukraine.

Qualifications, Experience, Key Attributes and Skills:
Mr. Wilcoxon brings a strategic vision to the company as well as his business experience with small, early stage companies and materials science.  Mr. Wilcoxon is a founder of the Company and provided the initial vision of the Company’s primary ACCC® conductor product.   He negotiated the initial organization and funding of the Company up to and through initial product commercialization. During his work and directorship positions at Magnesium Alloy Corporation, Element 21 and Ashurst, he was involved in financing, administration, and advanced composite materials development and commercialization to initial product sales as well as materials process development.  He also brings experience with international business relationships and contacts in many of the areas where CTC expects product adoption including China, Europe, Russia, the Middle East, and South America.

Michael D. McIntosh, Age 63
Mr. McIntosh, who has been a Director since January 6, 2006, is currently president of Technology Management Advisors LLC, a business consulting firm specializing in the strategy of intellectual property creation, protection and transfer. Mr. McIntosh is currently president of The McIntosh Group, an intellectual property law firm. Both firms provide services to the Company. Mr. McIntosh is currently a member of the governing board of PhosphoSolutions, LLC a producer of specialty pharmaceutical reagents. Mr. McIntosh is also a member of the governing board of Tribal Technologies, LLC a technology developer in the field of wireless entertainment. Mr. McIntosh previously co-founded Superior MicroPowders LLC, Peak Sensor Systems LLC and MEMX, Inc. and was instrumental in the organization and start-up of these companies. Mr. McIntosh served each of these companies as a member of the Board of Directors and interim CEO. He is the former President and Managing Director of the law firm of Sheridan, Ross & McIntosh. Mr. McIntosh has a degree in chemical engineering from the Colorado School of Mines and a law degree from the University of Denver.

Qualifications, Experience, Key Attributes and Skills:
Mr. McIntosh has over 35 years of legal, intellectual property law, strategy, and business experience with companies ranging from start-ups to Fortune 500 Corporations.  Mr. McIntosh’s experience with intellectual property laws and rights help create and execute on the company’s intellectual property protection strategies.

D. Dean McCormick, III, CPA, Age 56
Mr. McCormick, has been a Director since January 9, 2006, currently serves as our audit committee Chairman, is a member of our compensation committee, and is a certified public accountant.  He has been the general partner of Insight Wealth Strategies, L.P. since August 2009 and president of McCormick Consulting, Inc. since July 1993. He has been a member of Insight Consulting Partners, LLC since October 2004. He was a member of the Board of Directors of BPO Management Services, Inc., a publicly traded corporation formerly known as NetGuru, Inc. (OTCBB: BPOM) and Chairman of its Audit Committee from April 2003 to December 2006. He was a member and then Chair of the Audit Committee for the Catholic Diocese of Orange from February 2004 until February 2009 and now serves on its Investment Committee. Mr. McCormick has been a member of the Forum for Corporate Directors since June 2003. He served as president of the Orange County Chapter of the Association for Corporate Growth from 1995 to 1996. Mr. McCormick holds a B.A. in Economics from the University of Redlands and an M.B.A. from the University of Southern California.

Qualifications, Experience, Key Attributes and Skills:
Mr. McCormick’s experience in financial reporting, tax preparation, and financial management provides assistance to the Company in these areas and he is considered to be a financial expert to the Company. While at McCormick Consulting, Mr. McCormick was responsible for its overall management including providing investment, treasury, controllership, tax and audit services, information technology, and administration advice and consulting services to its clients.

Dennis C. Carey, Age 53
Mr. Carey has been a Director since September 8, 2010.  Mr. Carey currently serves on the audit and compensation committees. He is Vice Chairman of Korn/Ferry International since October 2007, based in Philadelphia and Scottsdale, Arizona where he specializes in the recruitment of CEOs and corporate directors.   He was a member of Spenser Stuart from 1988 until 2007.  Mr. Carey serves as a director of AirClic, Inc. and Scanbuy Inc., and was formerly a director of Closure Medical Corporation until it was sold to Johnson & Johnson in 2005.  Mr. Carey holds a Ph.D. in finance and administration from the University of Maryland and was a post doctoral fellow at Harvard University in 1982-1983.  He has also held visiting Fellowships at Princeton Theological Seminary and the ECC.

Qualifications, Experience, Key Attributes and Skills:
Mr. Carey brings over 30 years of business and management experience.  Previous experience includes being managing director at Hay Management Consultants; Secretary of Labor and Industry to Governor Pierre S. Dupont IV of Delaware; and serving as vice president of The University of Delaware. From his academic background and his business and public service experience, Mr. Carey brings valuable experience in financial management, recruiting, compensation analysis, audit committee and board level nominating committee experience.  Mr. Carey also brings a significant list of executive contacts and business relationships at senior level positions in the utility industry. In recent years, he has conducted searches for the CEOs of 3M, Tyco International, MCI and American Standard, among others.  Mr. Carey also has assisted numerous boards in CEO succession projects and has considerable experience with Board of Director audit, nominating and compensation committees. He has published three books:  CEO Succession and The Human Side of M&A, both published by Oxford University Press in 2000, and How to Run a Company, published by Crown Press in 2003.  Mr. Carey has published op-ed pieces and articles recently in the Financial Times, Wall Street Journal, The McKinsey Quarterly, and The Harvard Business Review on Corporate Governance, CEO succession, the role of the Non-Executive Board Leader, as well as the changing role of the Audit Committee.

Michael K. Lee, Age 52
 Mr. Lee has been a Director since January 20, 2009 and is a member of our audit and compensation committees.  Mr. Lee is co-founder and Managing Director of Dominion Venture Management, a private equity firm specializing in early-stage companies.  He previously served as the Director of Operations for Equitec Financial Group where he was responsible for managing their venture capital portfolio. Mr. Lee earned a Bachelor of Arts degree and a Master of Business Administration from Brigham Young University and serves on its National Advisory Council.

Qualifications, Experience, Key Attributes and Skills:
Mr. Lee’s academic and business experience qualifies him to be a financial expert.  As such he provides valuable insights to the company’s financial reporting, audit, tax, and risk assessment.  While at Dominion Venture and Equitec, Mr. Lee was responsible for the development of investment criteria, monitoring, investment evaluation, credit worthiness, risk assessment and financial reporting and analysis.   His investment focus has been in financial services, information/ business services and clean tech and he provides valuable business and investment contacts for individuals and companies with experience in these areas.

The Board of Directors recommends a vote FOR each of the nominees as a director.

PROPOSAL 2:   RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Board’s Audit Committee recommends SingerLewak LLP as the Company’s independent auditor. The Board of Directors requests that stockholders ratify its selection of SingerLewak LLP, as our independent auditor for the 2011 fiscal year. If the stockholders do not ratify the selection of SingerLewak LLP, the Board of Directors will select another firm of accountants. Representatives of SingerLewak LLP will be present at the meeting, and will be provided an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the selection of SingerLewak LLP, as the Company’s independent auditor for the 2011 fiscal year.

Audit Fees

The following table sets forth fees billed to the Company by SingerLewak LLP during the fiscal years ended September 30, 2010 and September 30, 2009 for: (i) services rendered for the audit of the Company’s annual financial statements and the review of its quarterly financial statements, (ii) services that were reasonably related to the performance of the audit or review of the Company’s financial statements and that are not reported as Audit Fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered, primarily SEC registration related fees.

		September 30, 2010	September 30, 2009

(i)	Audit Fees	$436,558	$490,531
(ii)	Audit Related Fees	-	-
(iii)	Tax Fees	-	-
(iv)	All Other Fees	6,095	28,403

Total Fees		$442,653	$518,934

The Audit Committee is required to pre-approve audit fees.  The audit committee met formally six times during the 2010 fiscal year.  In the fiscal year ended September 30, 2010, 100% of audit fees were pre-approved by the Audit Committee.

BOARD LEADERSHIP STRUCTURE

Our board leadership structure is currently composed of a Chairman of the board of directors, who is our Chief Executive Officer, an independent Audit Committee Chairman, and an independent Compensation Committee Chairman. Our board of directors also has two key committees: the Audit Committee, chaired by D. Dean McCormick, III; and the Compensation Committee, chaired by Michael K. Lee. Each of these committees plays an important role in the governance and leadership of our board and each is chaired by an independent director. For additional information regarding these committees, please see the section of this proxy statement entitled “–Board Committees” and for the biographies of the Chairpersons of each of the committees, please see “Proposal 1 – Election of Directors.”

BOARD AND COMMITTEE MEETINGS

During the 2010 fiscal year, the Board of Directors met and/or took action by written consent 13 times. All of the Directors unanimously agreed to all of the resolutions by signing written resolutions or by voting to accept the resolutions proposed at the meeting.  The Board of Directors meets regularly, at least on a quarterly basis, and conducts a full operations and financial review at each such meeting.   In addition, all financing transactions including debt issuances and equity sales are approved by written resolution, annual budgets are reviewed, material commitments of expended funds are approved, and specific management authority over day to day operations is directed by the Board of Directors.

There are two Board committees, an audit committee and a compensation committee. At present, Dean McCormick III, Dennis C. Carey and Michael K. Lee comprise the membership of both committees. Dean McCormick III serves as the Chairman of the audit committee and Michael Lee serves as Chairman of the compensation committee.

On September 13, 2010, Mr. John P. Mitola resigned from the Board of Directors for personal reasons and Mr. Dennis C. Carey joined the Board of Directors.  Mr. Carey was nominated to the compensation and audit committees.

COMMUNICATIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

The Board of Directors has not established a formal process for stockholders to send communications to its members. Any Stockholder may send a communication to any member of the Board of Directors, in care of our address. If a communication is sent to our address, we will forward any such communication to the Board member. If the stockholder would like the communication to be confidential, it should be so marked.

ATTENDANCE OF BOARD MEMBERS AT ANNUAL STOCKHOLDERS’ MEETING

Each of the members of the Board of Directors will be attending the Annual Meeting of our stockholders. At the 2010 Annual Meeting, each of our directors as of that date attended.

BOARD COMMITTEES

The Company’s Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. Each committee has a charter and each committee has three independent members.  At present, Dean McCormick III, Dennis C. Carey and Michael K. Lee comprise the membership of both committees.  Our Board of Directors has determined that Messrs. McCormick, Carey and Lee meet NASDAQ independence requirements.

Audit Committee

Our Audit Committee is responsible for the appointment of our independent auditors; reviews the results and scope of the audit and other services provided by our independent auditors; reviews our consolidated financial statements for each interim period; and reviews and evaluates our internal control functions. Our audit committee is governed by a written charter, which was adopted on January 10, 2006. At present Mr. McCormick is performing the services of the committee as Chairman and Mr. Carey and Mr. Lee serve as committee members.

Between October 31, 2007 and January 20, 2009 the audit committee consisted of two members.  With the appointment of Mr. Lee on January 20, 2009 the audit committee consisted of three members.  Mr. Carey’s appointment on September 13, 2010 coincided with the resignation of Mr. Mitola and Mr. Carey replaced Mr. Mitola on the audit committee as of September 13, 2010.   Our Board of Directors has determined that Messrs. McCormick, Carey and Lee meet the SEC requirements of an "audit committee financial expert" within the meaning of the Sarbanes Oxley Act of 2002, Section 407(b) and meet the relevant professional experience requirements and that all three committee members are "independent" within the meaning of the Sarbanes Oxley Act of 2002, Section 301(3).

Compensation Committee

Our Compensation Committee makes recommendations to our Board of Directors concerning salaries and incentive compensation for our employees and consultants and also selects the persons to receive options under our stock option plans and establishes the number of shares, exercise price, vesting period and other terms of the options granted under these plans. Our Compensation Committee is governed by a written charter, which was adopted on January 10, 2006.

Since January 10, 2006 and until the appointment of Mr. Mitola on October 31, 2007, our Compensation Committee consisted of one member, Mr. McCormick, who held the position of chairman until the appointment of Mr. Mitola. Until Mr. Mitola’s appointment on October 31, 2007 the Board of Directors performed the services of the committee.  Subsequent to that date, Mr. Mitola served as chairman of the compensation committee and Mr. McCormick served as a committee member until Mr. Mitola’s resignation on September 13, 2010. With the appointment of Mr. Lee on January 20, 2009 the compensation committee became a three-member committee.  With the appointment of Mr. Carey on September 13, 2010, Mr. Lee became the chair of the compensation committee and Mr. Carey joined the compensation committee, replacing Mr. Mitola.

Compensation Committee Interlocks and Insider Participation

On September 13, 2010, the Company granted Dennis C. Carey options to purchase 500,000 shares of common stock of the Company at a price of $0.35 per option. These options will vest over 36 months, with 41,667 shares vesting every three months.  No other stock options were granted to Company directors during fiscal 2010.

On December 14, 2009 the Company announced the hiring of John P. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Mr. Brewster received an annual salary of $350,000 per year and was eligible to participate in any management incentive compensation plans through his termination date of June 4, 2010.  He received options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which shares vest quarterly over three years.  As an incentive to join the company, in January, 2010 Mr. Brewster received $50,000 in cash and $50,000 in common stock or 161,290 shares issued in January, 2010 and valued at market prices.  Mr. Brewster resigned on June 4, 2010 and forfeited 1,666,668 unvested options.  As a condition of his service to the Company as an advisor subsequent to his employment, Mr. Brewster retained the right to exercise any remaining vested options through the end of his term of service as an advisor, or June 4, 2011, whichever occurs earlier.

On August 16, 2010 the Company announced the hiring of Stewart M. Ramsay as President of the Company’s wholly owned CTC Cable Corporation.  Mr. Ramsay receives an annual salary of $350,000 per year and will be eligible to participate in any management incentive compensation plans. He received options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which shares vest quarterly over three years.  As an incentive to join the company, in August, 2010, Mr. Ramsay received $50,000 in cash and $50,000 in common stock or 250,000 shares, valued at market prices.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Mssrs. McCormick, Mr. Carey, Mr. Mitola and Mr. Lee do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

NOMINATION OF DIRECTORS

The current members of the Board were selected by the Board of Directors.

On January 10, 2006 the Board of Directors organized a nominating committee to examine the candidacy of directors.  To date, new directors have been selected by each member of the Board of Directors provided however that each candidate be accepted by a majority of the independent directors voting separately. The Board fully intends to nominate directors through a nominating committee now that three independent directors have been appointed to the Board, but until such nominating committee is established, the Board shall serve as the nominating committee. The Board of Directors will consider candidates recommended by stockholders. Stockholders wishing to recommend a candidate for membership on the Board of Directors should submit to us the name of the individual and other pertinent information, including a short biography and contact information, in the manner described below on this Proxy Statement in the section titled “Stockholder Proposals”.

Some of the qualifications that may be considered by the Board of Directors in choosing a director are:

•	Minimum, relevant employment experience;

•	Familiarity with generally accepted accounting principles and the preparation of financial statements;

•	Post secondary education or professional license;

•	Previous experience as a Board member of an operating company;

•
The ability to commit the number of hours per year necessary to discharge his or her duty as a member of its Board of Directors including the ability to commit to serving on one or more board committees.

A candidate for director must agree to abide by our Code of Business Conduct and Ethics and should be prepared to sign a letter agreement with the Company outlining essential responsibilities and duties.

Our goal is to seek to achieve a balance of knowledge, experience and capability on our Board. To this end, we seek nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although we use the criteria listed above as well as other criteria to evaluate potential nominees, we do not have a stated minimum criteria for nominees. While we do consider diversity in our nominating procedure, at present we do not have a formal requirement for evaluation of diversity as a condition to board nomination.  We expect that the nominating committee will incorporate diversity into its selection criteria in a more formal manner in the future. The Board does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

The Board of Directors has not received a nominee from a stockholder who is not also an officer or director of the Company. Each nominee to our Board of Directors expressed a willingness to serve during the 2011 fiscal year and, based on a review of their qualifications and was deemed to be suitable candidates for nomination.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Set forth below are our executive officers, executive officers of our principal subsidiaries, and a summary of their business experience:

Benton H Wilcoxon, 61. For a summary of Mr. Wilcoxon’s business experience, see “Election of Directors-Nominees for Election” above.

Marvin W. Sepe, 55, was appointed Chief Operating Officer in April, 2007.  Prior to joining the Company in February 2006, Mr. Sepe served as President at an Independent Management Consultant since November 2002. From October 1997 to November 2002, Mr. Sepe served as President, Executive Vice President, and General Manager at JMAR Semiconductor, Inc., a division of JMAR Technologies, Inc.  From 1981 to 1997 Mr. Sepe was with TRW Inc. (now Northrop Grumman) serving in the Components International subsidiary as Director of Business Development, and Director of Programs providing high reliability components and technology transfer to the international spacecraft community.  Mr. Sepe also has a long history with the semiconductor industry, dating back to 1976, holding engineering and process development positions with Silicon General (now Microsemi) and Silicon Systems (now TDK) including the management of their high volume offshore manufacturing operations throughout Asia.

Domonic J. Carney, 44, was appointed Chief Financial Officer on April 4, 2007. Mr. Carney served as acting Chief Financial Officer of the Company from February, 2007 to April, 2007. Mr. Carney joined the Company in January, 2005 as a management consultant and became its Vice President of Finance and Corporate Controller in March, 2005. From May, 2004 to January, 2005 Mr. Carney was a management consultant working with Cardinal Health, Inc, a medical supply company with $75 billion in revenues and $22 billion in assets. From July, 2002 to May, 2004 Mr. Carney was Finance Director for Danka Business Systems, Plc., a worldwide distributor of office equipment with revenues in excess of $400 million and assets in excess of $500 million. From February 2000 to December, 2001, Mr. Carney was Vice President of Finance for Andale, Inc. a privately held Internet auction tools company. Mr. Carney has eight additional years of experience with several private company technology startups and three years of public accounting experience with Deloitte & Touche, LLC. Mr. Carney is a Certified Public Accountant.  He served on the Board of Directors of the Del Mar Schools Education Foundation from 2007 to 2009.

Stewart M. Ramsay, 52 was appointed President of the Company’s primary subsidiary, CTC Cable Corporation, on August 16, 2010.  Prior to joining CTC Cable, since 2007 Mr. Ramsay was an independent consultant in an executive leadership capacity with strategic planning, asset management, organizational transformation, and technical regulatory support to numerous utility and green energy companies.  Prior to 2007, Mr. Ramsay was Vice President of Asset Management and Transmission for Pacific Gas & Electric, a publicly-traded corporation (NYSE: PCG) from 2005 to 2007.  Prior to PG&E, Mr. Ramsay was Vice President of Distribution Asset Management for American Electric Power, a publicly-traded corporation (NYSE: AEP) and Senior Vice President for UMS Group, a privately held consulting group where he was responsible for their Global Asset Management and Performance Management practices including a year as the Managing Director of European Operations.  Mr. Ramsay currently serves on the Board and is Treasurer of the Coro Center for Civic Leadership in Northern California, a non-profit organization.  He served on the Board of the WECC and was the WECC’s representative to NERC for 2 ½ years.  He served on the Board of Directors of the Boundless Corporation, a private company providing advanced battery systems.

John P. Brewster, 57, was appointed Chief Commercial Officer of CTC and President of subsidiary CTC Cable Corporation on December 14, 2009. Mr. Brewster has over thirty years of accomplished experience within the power industry. He is highly knowledgeable in all aspects of the power industry and early stage startup companies. Mr. Brewster held the position of Executive Vice President and Chief Operating Officer of Calera Corporation, a Khosla Venture funded Startup company that is dedicated to reversing global warming by capturing and storing greenhouse gasses in the build environment. Between 2000 and 2008, he also served as Executive Vice President of Plant Operations and in senior management positions in the Development Engineering, Procurement and Construction divisions for NRG Energy Inc., a publicly-traded corporation. There he was responsible for the implementation of the new build and repower program along with plant operations worldwide.  Mr. Brewster has also served as President of NRG South Central region and represented NRG on boards both domestically and internationally.  Mr. Brewster has also served on the Board of Directors for the Louisiana Recovery Authority after Hurricane Katrina, and Mibrag, a German coal company.  Mr. Brewster resigned on June 4, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2010 regarding the beneficial ownership of our common stock by any person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by directors and executive officers, and by all of our directors and executive officers as a group.  We include as executive officers, those employees who exercise a significant level of control over our businesses or who set or maintain policy including our Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer, our Chief Commercial Officer and the President of our individual business units including our wholly owned subsidiaries, CTC Cable and Stribog, (formerly Dewind).

Name and Address	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class

Credit Suisse Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland	67,787,264	(1)	23.49%
Benton H Wilcoxon 2026 McGaw Ave. Irvine, CA 92614	23,370,528	(2)	8.10%
Michael D. McIntosh 5299 DTC Blvd Ste 1150 Greenwood Village, CO 80111	3,125,000	(3)	1.08%
Marvin Sepe 2026 McGaw Ave. Irvine, CA 92614	2,750,000	(4)	*
Domonic J. Carney 2026 McGaw Ave. Irvine, CA 92614	2,250,000	(5)	*
Stewart M. Ramsay 2026 McGaw Ave. Irvine, CA 92614	2,250,000	(6)	*
Robert Rugh ** 2026 McGaw Ave. Irvine, CA 92614	958,334	(7)	*
John P. Brewster*** 2026 McGaw Ave. Irvine, CA 92614	494,622	(8)	*
D. Dean McCormick III 9891 Irvine Center Drive, Suite 100, Irvine, CA 92618	681,000	(9)	*
Michael K. Lee 1656 N. California Blvd Walnut Creek, CA 94596	500,000	(10)	*
Dennis C. Carey 19627 N 101st street Scottsdale, AZ 85255	500,000	(11)	*
John P. Mitola 2700 Ogden Ave. Downers Grove, IL 60515	500,000	(12)	*
All directors and executive officers as a group (11 persons)	37,379,484	(13)	12.96%

* Less than 1%
** Mr. Rugh resigned as President of the Company’s DeWind subsidiary on September 4, 2009 in conjunction with the sale of the DeWind business.
*** Mr. Brewster resigned as an officer on June 4, 2010.
**** Mr. Ramsay is President of the Company’s wholly owned subsidiary, CTC Cable Corporation

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 288,519,660 shares outstanding on January 6, 2011, adjusted as required by rules promulgated by the SEC.  The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days of January 6, 2011.

(2) Includes 18,535,312 shares of common stock and 4,835,216 options to purchase shares of common stock that are currently exercisable. Exercisable options include 733,334 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(3) Includes 1,000,000 shares of common stock and 2,125,000 options to purchase shares of common stock that are currently exercisable.  Exercisable options include 266,667 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(4)  Includes 2,750,000 options to purchase shares of common stock that are currently exercisable including 416,667 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(5) Includes 2,250,000 options to purchase shares of common stock that are currently exercisable including 333,334 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(6) Includes 250,000 shares of common stock, and 2,000,000 options to purchase shares of common stock that are currently exercisable including 1,833,400 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(7) Includes 958,334 options currently exercisable.

(8) Includes 161,290 shares of common stock, and 333,332 options currently exercisable.

(9)  Includes 681,000 options to purchase shares of common stock that are currently exercisable including 45,255 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(10) Includes 500,000 options to purchase shares of common stock that are currently exercisable including 208,333 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(11) Includes 500,000 options to purchase shares of common stock that are currently exercisable including 458,500 options which are exercisable for restricted stock and which are subject to service vesting provisions.

(12) Includes 500,000 options currently exercisable.

(13) Includes 19,946,602 shares of common stock and options to purchase 17,432,882 shares exercisable within 60 days of January 21, 2011 of which 4,295,490 options are exercisable for restricted stock that is subject to service vesting provisions.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater stockholder of our common stock, or any associate or any such directors, officers or affiliates, is a party that is adverse to us in any material legal proceeding, or has a material interest adverse to us.

Change in Control

To the knowledge of management, there are no present arrangements or pledges of securities of our Company that may result in a change in control of the Company, nor has any change in control occurred during our last fiscal year ended September 30, 2010, to date.  If a change of control were to occur, acceleration of the unvested stock options granted to Directors and Officers would be triggered.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements were met during fiscal year ended September 30, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion describes Composite Technology Corporation’s (“CTC” or the “Company”) compensation program for the three named executive officers, namely, CTC’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer in fiscal 2010; additionally we include in our compensation analysis our Chief Commercial Officer, who was hired in December 2009 and resigned in June, 2010 and our new CTC Cable President who was hired in August, 2010.

Executive Compensation Overview, Philosophy and Objectives

Composite Technology Corporation’s executive compensation program is overseen by CTC’s Compensation Committee of our Board, the basic responsibility of which is to review the performance and development of CTC’s management in achieving corporate goals and objectives and to assure that CTC’s executive officers are compensated effectively and in a manner consistent with CTC’s strategy, competitive practice, sound corporate governance principles and stockholder interests. All fiscal year 2010 compensation changes were approved by the Compensation Committee for all named officers of CTC and selected management and staff of CTC and its wholly owned subsidiary CTC Cable Corporation.

Benton H Wilcoxon, our Chief Executive Officer is also actively involved in the executive compensation process.  Mr. Wilcoxon reviews the performance of each of the executive officers, other than his performance, and makes recommendations to the Compensation Committee as to the salary and long-term incentive compensation packages for the named executives, excluding himself.  Mr. Wilcoxon’s compensation package is discussed with and reviewed by the Compensation Committee members and the board of directors as a whole.

While the Compensation Committee has the authority to retain independent consultants and compensation advisors, it has historically relied on independent salary surveys and publicly disclosed compensation levels from other public companies and companies operating in Southern California.   It is expected in the future to rely in part on Mr. Carey’s considerable experience in executive compensation.  For fiscal 2010 and to date in fiscal 2011, the company has not engaged the services of a compensation consultant.   CTC operates in the competitive and rapidly changing alternative energy industry. The Compensation Committee believes that the compensation programs for CTC’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of CTC and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Attract and retain high-quality executives

•	Provide incentive awards that take into account Composite Technology Corporation’s satisfaction of designated financial and non-financial objectives.

•	Align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives, retention awards and stock ownership guidelines.

Compensation Process

In its process for deciding how to compensate Composite Technology Corporation’s named executive officers, the Compensation Committee considers the competitive market data provided by independent compensation sources and CTC’s human resources staff. For fiscal 2010, the Compensation Committee used compensation market surveys publicly available for Southern California public companies and reviewed the publicly disclosed compensation for companies at similar market capitalization levels and revenue growth rates within the energy, alternative energy, or advanced materials industries.

The positions of CTC’s Chief Executive Officer and the other named executive officers were compared with those of their counterparts in similar public companies located in Southern California, and the market compensation levels for comparable positions were examined to help determine cash compensation and stock option grants.  In making its annual compensation decisions for named executive officers, the Compensation Committee considers the value of each item of compensation that the executives are eligible for, both separately and in the aggregate, and on both an ongoing basis as an active employee and following termination of employment. For example, the Compensation Committee takes into account existing accumulations of vested and unvested equity in making stock option grant decisions and takes into account the Chief Executive Officer’s prior equity compensation accumulations in establishing his long-term incentive compensation targets.

The Compensation Committee determines all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to CTC and to its executives. However, tax consequences, including tax deductibility by CTC, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or CTC. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility. The Compensation Committee considers the accounting consequences to CTC of different compensation decisions and the impact on stockholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

Compensation Components

Historically, Composite Technology Corporation has provided total compensation consisting of primarily base salaries and annual stock options to its named executive officers. Under this pay model, cash compensation was low relative to annual stock option awards and cash compensation for executives was typically below market rates.  All named executive cash compensation primarily consisted of base pay.  There were no formal cash based incentive compensation plans in effect prior to fiscal 2009.

In fiscal 2009 the compensation committee approved certain cash compensation changes, which were conditional upon the sale of a minimum number of DeWind wind turbines. The changes were to include increases in the executive management team’s base pay levels along with cash incentive compensation payouts.  The incentive payments were to be tied to the achievement of certain key operating objectives and metrics including revenue based and profitability metrics. The compensation committee did not approve the specific operating metrics.

Although orders for a sufficient number of turbines were placed to satisfy the criteria established by the committee, the cash incentive and base pay changes have not been implemented to date.  CTC management with the support of the Board of Directors determined that the changes in the worldwide financial climate created sufficient uncertainty surrounding those orders and thereby delayed implementation of the cash compensation changes.

In fiscal 2010, the Compensation Committee approved the 2010 Composite Technology Corporation Omnibus Incentive Plan (the “Incentive Plan”).  Under the Incentive Plan, management including the executive officers of the Company were eligible for bonus payments if the Company or certain of its subsidiaries exceed specified levels of operating metrics in calendar year 2010. The Incentive Plan set forth a discretionary $1,200,000 bonus pool for executives with specific bonus payments to be determined by the Company’s Compensation Committee.  All bonuses are earned based on the achievement of revenue related and non-GAAP operating income related metrics. The Incentive Plan includes the following potential bonus payments for executives for achieving target metrics:  Benton H. Wilcoxon, the Company’s Chief Executive Officer, up to 100% of base salary, John P. Brewster, CTC’s Chief Commercial Officer and CTC Cable’s President, 80% of base salary, Marvin Sepe, the Company’s Chief Operating Officer, 60% of base salary, Domonic Carney, the Company’s Chief Financial Officer 60% of base salary.  The Incentive Plan allows for discretionary payments of up to double the targeted bonus levels in the event that the Company significantly exceeds profitability metrics.  Upon his employment, Stewart Ramsay became eligible to participate in the Incentive Plan.

2010 Composite Technology Corporation Omnibus Incentive Plan Summary

The discretionary bonus pool consisted of $1.8 million at 100% payout. Approximately $1,200,000 is set forth for the Company and its CTC Cable Corporate subsidiary executives and $600,000 for other employees of the Company and its subsidiaries.

All participants of the management bonus to be paid off “Adjusted Revenues.”

Adjusted Revenues were subject to minimum actual revenue gates, backlog gates and profitability gates for both CTC Cable Corporation and CTC Consolidated.  The gates are described below.

Adjusted Revenues is calculated as:

1)	Actual revenues recorded for calendar year 2010 plus;
2)	Gross margin adjustment (see below) plus;
3)	Backlog credit (see below)

Gross margin adjustment will be an addition or reduction of Adjusted Revenue credit for actual gross margins that deviate from the planned 30% margin rate.    For example, if 2010 revenues are $50 million and generate $15 million in margin there is no adjustment.  If the $50 million in revenues generates 40% margin = $20 million then Adjusted Revenues would be increased by the $5 million in additional margin divided by 30% = $16.6 million in additional Adjusted Revenue credit.  If the $50 million generates 25% margin, Adjusted Revenues would be decreased by the $2.5 million in reduced margin divided by 30% = $8.3 million in reduced Adjusted Revenues.

Backlog credit – for existing backlog (unrecognized revenue) a revenue credit shall be given for 25% of the backlog in excess of $20 million, but not to exceed a $5 million adjusted revenue credit in total.  This is to provide incentive to bring in new orders.

Bonus payout to be as follows:
Bonus Payout	Pool in $	Adjusted Revenue Threshold
25%	$450K	$30 million to $40 million
50%	$900K	$40 million to $50 million
Each 10%	+$180K	Each +$2M over $50M
100%	$1.8M	$60M
Each 20%	+$180K	Each $3M over $60M
200%	$3.6M	Up to $75M

Bonus Gates:

Minimum Revenue Gate:  No CTC bonus will be paid for actual revenues below $30M, regardless of Adjusted Revenues.

CTC Cable profitability gate:  The maximum bonus payout percentage shall be 25% of the bonus pool figure unless CTC Cable EBITDAS, (Earnings before Interest, Taxes, Depreciation, Amortization, and Stock Compensation) is positive.  If the calculated bonus accrual itself pushes CTC Cable EBITDAS to a loss, then the bonus limit shall be 25% of the pool, plus 50% of the EBITDAS gain remaining after the initial 25% bonus is reduced from pre-bonus EBITDAS.

CTC Corporate profitability gate:  The maximum bonus payout percentage shall be 50% of the bonus pool figure unless CTC consolidated EBITDAS, (Earnings before Interest, Taxes, Depreciation, Amortization, and Stock Compensation) is positive. If the calculated bonus accrual itself pushes CTC Cable EBITDAS to a loss, then the bonus limit shall be 50% of the pool, plus 50% of the EBITDAS gain remaining after the initial 50% bonus is reduced from pre-bonus EBITDAS.

The maximum bonus is 200% of pool target.

The Company failed to achieve its minimum revenue target and therefore did not pay any incentive bonuses under the 2010 Incentive Plan.

In addition, on April 26, 2010 the Board of Directors of the Company approved one-time cash bonus payments of $100,000 to Benton H. Wilcoxon and $100,000 to D.J. Carney to reward and compensate these officers for:  i) the 2008 base pay increases which were approved in August 2008 and earned in October 2008 but for which the officers elected to defer due to the conditions of the financial markets and the state of the Dewind business at that time; ii)  the improvement of the Company’s financial position resulting from the Dewind asset sale of September 4, 2009; and iii) the closing of $10 million of debt financing on April 12, 2010.

Base Salary

Fiscal 2010 cash compensation levels were:

Executive:	Base pay per annum:	Other Cash Payments

Benton Wilcoxon, Chairman and CEO	$400,000	$100,000	(1)

Marvin Sepe, Chief Operating Officer	$325,000	$—

Domonic Carney, Chief Financial Officer	$275,000	$100,000	(1)

Stewart Ramsay, President of CTC Cable	$350,000	$50,000	(2)

John Brewster	$325,000	$50,000	(3)

(1)
On April 26, 2010 the Compensation Committee approved onetime cash bonus payments of $100,000 to Benton H. Wilcoxon, the Company’s Chief Executive Officer, and $100,000 to Domonic Carney, the Company’s Chief Financial Officer, to reward and compensate these officers for:  i) the 2008 base pay increases which were approved in August 2008 and earned in October 2008 but for which the officers elected to defer due to the conditions of the financial markets and the state of the Dewind business at that time; ii)  the improvement of the Company’s financial position resulting from the Dewind asset sale of September 4, 2009; and iii) the closing of $10 million of debt financing on April 12, 2010.

(2)	Mr. Ramsay received a sign on bonus upon his start date that included a $50,000 cash payment.
(3)	Mr. Brewster received a sign on bonus upon his start date that included a $50,000 cash payment

Fiscal 2011 compensation as currently approved by the Compensation Committee is:
Executive:	Revised base pay per annum:	Incentive payout at 100% of target metrics:

Benton Wilcoxon, Chairman and CEO	$400,000	$400,000

Marvin Sepe, Chief Operating Officer	$325,000	$195,000

Domonic Carney, Chief Financial Officer	$275,000	$165,000

Stewart Ramsay, President of CTC Cable *	$350,000	$93,333

*  Mr. Ramsay joined the company in August 2010 and would have received a pro-rated bonus had one been earned.  The equivalent annual bonus would have been $280,000.

The Compensation Committee is expected to revisit executive cash compensation levels including changes to cash incentive compensation plans later in fiscal 2011.  Currently, no 2011 cash incentive compensation plan is approved.

The Company had no deferred compensation plans in place for any employees or executives during the fiscal year including pension plans or deferred cash compensation plans except for the Company’s 401k plan.

Long-Term, Equity-Based Incentive Awards

Long-term incentives are the central element of Composite Technology Corporation’s executive compensation program. CTC continues to rely primarily on stock options as its long-term incentive vehicle of choice, and grants stock options to a large employee population to better align the interest of employees with those of stockholders. In fiscal 2010, 33% of all equity awards were granted to non-executive employees.  At the end of fiscal 2010, the eleven named executives and directors had grants totaling 58% of the total outstanding options and 75 employees and contractors had grants totaling 42% of the outstanding options.

Consistent with CTC’s goal to pay for performance, a substantial component of named executive officers’ total compensation comes from the grant of long-term incentives. Because of the moderate cash compensation targets for named executive officers, and management’s belief that it will continue to have substantial revenue and stockholder value growth, CTC’s philosophy is to provide a substantial portion of executive compensation as equity based long-term compensation consisting of annual option grants with annual vesting provisions over a three year period.  This allows for a long-term stockholder value approach. The Compensation Committee believes that this is appropriate by the at-risk nature of the annual and long-term incentive structures, moderate base pay cash, CTC’s expected future performance and the fact that none of CTC’s named executive officers have employment agreements, guaranteed bonuses, supplemental executive retirement plans, perquisites, or cash severance arrangements.

The Compensation Committee annually reviews the long-term, equity-based incentive awards to executive officers, normally near the close of the fiscal year and the review and evaluation of each executive officer’s performance. The goal of CTC’s long-term, equity-based incentive awards is to align the interests of named executive officers with stockholders and to provide each named executive officer with an incentive to manage CTC from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the magnitude of the long-term, equity-based incentives according to each named executive officer’s position within CTC and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. In addition, the Compensation Committee takes into account an individual’s performance history, his or her potential for future responsibility and promotion, the value of prior equity grants and competitive total compensation targets for the individual’s position and level of contribution. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

Option grants allow the executive officer to acquire shares of CTC’s common stock at a price not less than the closing selling price of CTC’s common stock on the grant date determined to be the fair market value on the date of the grant. Exercise prices will generally be set within 5% above the grant-date fair market value. The option grants will provide a return only if CTC’s share price appreciates over the option term.

As of December 31, 2010 and since the option grants issued in August, 2008, no additional option grants have been granted to any named executive officers, except for Messrs. Brewster and Ramsay, each of whom received an option grant to purchase 2,000,000 shares of CTC stock at $0.35 per share on their start dates and which vest quarterly over a three year period.  Mr. Brewster’s grant was approved by the Compensation Committee and therefore effective on December 14, 2009, coinciding with his appointment as Chief Commercial Officer of CTC and President of CTC Cable.  Mr. Ramsay’s grant was approved by the Compensation Committee and therefore effective on August 16, 2010, coinciding with his appointment as President of the Company’s wholly owned subsidiary CTC Cable Corporation.

CTC’s long-term, equity-based incentive award plans generally provide for forfeiture if a named executive officer participates in activities detrimental to CTC or is terminated for misconduct. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and the principles of responsible oversight, and depending upon the specific facts and circumstances of each situation, the Compensation Committee would review performance-based compensation where a restatement of financial results for a prior performance period could affect the factors determining payment of an incentive award.

All options issued and outstanding in fiscal 2010 including all options issued to Directors and named executives were under the 2008 Stock Option Plan.  In prior years, options issued to Directors and named executives were granted under the 2002 Stock Option Plan.  Both the 2002 Plan and the 2008 Plan includes provisions that call for full vesting of all unvested options under certain conditions including a Change of Control.  Change of Control is defined as having one party obtain a controlling interest of 30% of the issued and outstanding stock of the Company, the termination of employment of Benton H Wilcoxon, or the sale or liquidation of substantially all of the Company’s assets.  No such Change of Control occurred during fiscal 2010.

Group Benefits/Perquisites

Composite Technology Corporation’s named executive officers do not receive any special benefits like payment of club memberships, financial planning, executive dining rooms or special transportation rights. CTC does not own an airplane nor does it provide aircraft to named executive officers for business or personal reasons. There are no special employee benefit plans for the named executive officers. CTC’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as other CTC employees.

CEO Compensation

During fiscal 2010, Mr. Wilcoxon’s base salary was $400,000 and he was paid a one-time bonus of $100,000 in 2010 as described above.  Mr. Wilcoxon or his family is the beneficiary of a $250,000 life insurance policy for which the Company pays the premiums valued at $765 per year.  He did not receive any option grants, bonuses, or other compensation in fiscal 2010.  Mr. Wilcoxon has 4,835,216 options granted to him prior to fiscal 2010 of which 733,333 vested during fiscal 2010 and 3,368,549 were vested prior to fiscal 2010.  The weighted average exercise price of all his options is $0.35 at September 30, 2009.

Summary Compensation Table

The following table contains information with respect to the compensation for fiscal years ended 2008 through 2010 of our officers including our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer and our President of CTC Cable Corporation, that we have defined as “named executive officers” in accordance with Item 402. We reviewed all other employees and determined that no additional employees met the criteria of executive officers under the Securities Act Rule 405 or Exchange Act Rule 3b-7.  We are also disclosing the compensation of two former executives: our former DeWind, Inc. President who resigned in connection with the DeWind segment sale on September 4, 2009, and our Chief Commercial Officer who was hired in December 2009 and resigned in June 2010. We refer to the executive officers identified in this table as the “named executive officers.”

Name and Principal Position	Fiscal Year (1)	Salary	Other Cash Compensation (2)	Option Awards(3)	All Other Compensation (4)	Total
Benton H Wilcoxon Chief Executive Officer	2010	$400,000	$100,000	$439,198	$633	$939,831
	2009	$400,000	$—	$958,720	$765	$1,359,485
	2008	$400,000	$—	$423,600	$740	$824,340

Marvin W. Sepe Chief Operating Officer	2010	$325,000	$—	$354,764	$633	$680,397
	2009	$325,000	$—	$771,711	$765	$1,097,476
	2008	$325,000	$12,500	$403,760	$765	$742,025

Domonic J. Carney Chief Financial Officer	2010	$275,000	$100,000	$305,723	$633	$681,356
	2009	$275,000	$—	$504,039	$765	$779,804
	2008	$275,000	$—	$320,324	$765	$596,089

Stewart M. Ramsay (5) President of CTC Cable	2010	$45,769	$50,000	$9,151	$50,000	$154,920
	2009	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—

John P. Brewster (6) Chief Commercial Officer of CTC and President of CTC Cable	2010	$170,957	$50,000	$73,700	$50,264	$344,921
	2009	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—

Robert Rugh (7) former President, DeWind	2010	$—	$—	$—	$—	$—
	2009	$301,850	$—	$852,670	$765	$1,155,285
	2008	$285,500	$—	$—	$638	$286,138

(1)	Refers to the fiscal year ended September 30, 2010, 2009, or 2008.
(2)
The amounts listed for Messrs. Wilcoxon and Carney were cash payments approved on April 26, 2010 by the Compensation Committee for:  i) the 2008 base pay increases which were approved in August 2008 and earned in October 2008 but for which the officers elected to defer due to the conditions of the financial markets and the state of the DeWind business at that time; ii)  the improvement of the Company’s financial position resulting from the DeWind asset sale of September 4, 2009; and iii) the closing of $10 million of debt financing on April 12, 2010.

The amount listed for Mr. Sepe in 2008 represents additional cash paid to compensate Mr. Sepe for unused paid time off that would have been forfeited under Company policy and for which Mr. Sepe was unable to use during the year.  It is not a general practice for the Company to make such payments but due to Mr. Sepe’s workload, this exception was provided to him.

The amounts listed for Messrs. Ramsay and Brewster represent cash sign on bonuses paid upon their employment.

(3)
The amounts shown reflect option awards granted for each of the fiscal years 2010, 2009, and 2008. The amounts represent the aggregate grant date fair value of the awards granted to each named executive officer computed in accordance with stock-based accounting rules (FASB ASC Topic 718).. Assumptions used in the calculation of these amounts are included in Notes 10 and 11 to our fiscal year 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on December 14, 2010. On January 20, 2009 the Company’s Board of Directors approved an adjustment to the strike price of the options granted to all employees and directors including Messrs. Wilcoxon, Sepe, Carney and Rugh. The revised strike price is $0.35 per share for all outstanding stock options.  The impact of this re-pricing is included in the fiscal 2009 amounts and prospectively in 2010 amounts as those options vest.  Each option has a three-year vesting in equal installments and a term of 10 years, and generally expires shortly following the termination of the executive’s employment.

(4)
Except for Messrs. Brewster and Ramsay, All Other Compensation is comprised of life insurance premiums paid by the Company for life insurance for which either the named executive or their family is the named beneficiary.  Messrs. Ramsay and Brewster had an additional $50,000 in the Company’s stock paid to them as a sign on bonus upon their employment.

(5)
On August 16, 2010 the Company hired Mr. Ramsay as President of CTC Cable Corporation.  Mr. Ramsay will receive an annual salary of $350,000 per year and will be eligible to participate in any management incentive compensation plans.  He will receive options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share.  As an incentive to join the company, in August, 2010 Mr. Ramsay received $50,000 in cash and $50,000 in common stock, valued at market prices.

(6)
On December 14, 2009 the Company hired Mr. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Mr. Brewster will receive an annual salary of $350,000 per year and will be eligible to participate in any management incentive compensation plans.  He will receive options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share.  As an incentive to join the company, in January, 2010 Mr. Brewster received $50,000 in cash and $50,000 in common stock, valued at market prices.

(7)	Mr. Rugh resigned in connection with the DeWind segment sale on September 4, 2009 and joined the Company in 2007.

Grants of Plan-Based Awards Table

The following table contains information concerning each grant of a stock option made to the named executive officers.  The only officers granted options in fiscal 2010 were Stewart Ramsay, President of the Company’s wholly owned CTC Cable Subsidiary and John Brewster, formerly the Company’s Chief Commercial Officer.  The Company did not grant any options or other equity awards to any named executive during fiscal 2010 except for the sign on bonus share grants listed above.  Other than stock options previously granted under the 2002 stock option plan or the 2010 grants issued under the 2008 stock option plan and the shares issued for sign on bonuses listed above, the Company did not have an equity incentive plan for fiscal 2010.

	Fair Value of Option Awards
Name	Options Granted		Grant Date Fair Value per Option	Additional Fair Value per option- repricing	Current Option Exercise Price	Option Expiration Date
			(13)	(12)
Benton Wilcoxon	635,216	(2)	$0.40	—	$0.35	12/31/2016
	2,000,000	(3)	$0.64	0.06	$0.35	12/31/2016
	2,200,000	(1)	$0.52	0.07	$0.35	8/6/2018

Marvin Sepe	400,000	(4)	$0.83	0.06	$0.35	12/31/2016
	600,000	(5)	$0.78	0.06	$0.35	12/31/2016
	500,000	(6)	$0.82	0.07	$0.35	12/31/2016
	1,250,000	(1)	$0.52	0.07	$0.35	8/6/2018

Domonic J. Carney	500,000	(7)	$0.71	0.05	$0.35	12/31/2016
	250,000	(8)	$0.78	0.06	$0.35	12/31/2016
	500,000	(6)	$0.82	0.07	$0.35	12/31/2016
	1,000,000	(1)	$0.52	0.07	$0.35	8/6/2018

Stewart Ramsay	2,000,000	(9)	$0.11	—	$0.35	8/16/2020

John Brewster	2,000,000	(10)	$0.22	—	$0.35	6/04/2011

Robert Rugh	750,000	(11)	$0.52	0.07	$0.35	9/04/2011
	500,000	(11)	$1.13	0.09	$0.35	9/04/2011

(1)
These options were granted on August 6, 2008, vest in equal annual installments over a 3-year period, and will be fully vested on August 6, 2011.  The options provide for exercise at any time by the grantee, subject to repurchase rights by the Company for unvested or unearned shares purchased.

(2)	These options were granted on June 11, 2001, vested in equal annual installments over a 5-year period, and were fully vested as of June 11, 2006. These options were not repriced in January 2009.
(3)	These options were granted on September 27, 2006, vest in equal annual installments over a 3-year period, and were fully vested on September 27, 2009.
(4)	These options were granted on January 14, 2006, vest in equal annual installments over a 3-year period, and were fully vested on January 14, 2009.
(5)	These options were granted on April 27, 2006, vest in equal annual installments over a 3-year period, and were fully vested on April 27, 2009.
(6)	These options were granted on April 6, 2007, vest in equal annual installments over a 3-year period, and were fully vested on April 6, 2010.
(7)	These options were granted on May 9, 2005, vest in equal annual installments over a 3-year period, and were fully vested on May 9, 2008.
(8)	These options were granted on May 1, 2006, vest in equal annual installments over a 3-year period, and were fully vested as on May 1, 2009.
(9)
On August 16, 2010 the Company hired Mr. Ramsay as President of CTC Cable Corporation.  Mr. Ramsay received options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which vest in equal quarterly installments over a three year period.

(10)
On December 14, 2009 the Company hired Mr. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Mr. Brewster received options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which vest in equal quarterly installments over a three year period.  On June 4, 2010 Mr. Brewster resigned from the Company and 1,666,666 unvested options were cancelled on that date.  Vested options are exercisable until the earlier of Mr. Brewster’s termination of service as an advisor or one year from his resignation, whichever occurs earlier.

(11)
Mr. Rugh resigned on September 4, 2009 in connection with the sale of DeWind and 291,666 unvested options were cancelled on that date.  Vested options expire on September 4, 2011.  Mr. Rugh was granted 750,000 options on September 2008 and 500,000 options on December 2007.

(12)
On January 20, 2009, the Company adjusted the strike price of all vested and unvested outstanding options granted to employees, executives, and directors, as of December 31, 2008, to $0.35 per share.  On February 4, 2009, the respective directors and executive officers of the Company ratified the revised option agreements.  No changes were made to any vesting schedules for any of the directors and officers.  See Note 11 to the Financial Statements filed on Form 10-K with the SEC on December 14, 2010 for additional information on valuation of the repriced options.

(13)
Amounts reflect the grant date fair value determined in accordance with FAS 123(R). Footnote 11 to our audited financial statements for the fiscal year ended September 30, 2010, which appear in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on December 14, 2010, includes assumptions that we used in the calculation of these amounts.

Outstanding Equity Awards at Fiscal Year-End Table

The following table contains information regarding unexercised stock options held by our named executive officers and principal officers of our subsidiaries as of September 30, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options (1)	Option Exercise Price	Option Expiration Date
Benton Wilcoxon	635,216	(2)	—	—	$0.35	12/31/2016
	2,000,000	(3)	—	—	$0.35	12/31/2016
	2,200,000	(1)	—	733,334	$0.35	8/6/2018

Marvin Sepe	400,000	(4)	—	—	$0.35	12/31/2016
	600,000	(5)	—	—	$0.35	12/31/2016
	500,000	(6)	—	—	$0.35	12/31/2016
	1,250,000	(1)	—	416,667	$0.35	8/6/2018

Domonic J. Carney	500,000	(7)	—	—	$0.35	12/31/2016
	250,000	(8)	—	—	$0.35	12/31/2016
	500,000	(6)	—	—	$0.35	12/31/2016
	1,000,000	(1)	—	333,334	$0.35	8/6/2018

Stewart Ramsay	2,000,000	(9)	—	2,000,000	$0.35	8/16/2020

John Brewster	333,332	(10)	—	—	$0.35	6/04/2011

Robert Rugh	958,334	(11)	—	—	$0.35	9/04/2011

(1)
These options were granted on August 6, 2008, vest in equal annual installments over a 3-year period, and will be fully vested on August 6, 2011.  The options provide for exercise at any time by the grantee, subject to repurchase rights by the Company for unvested or unearned shares purchased.

(2)	These options were granted on June 11, 2001, vested in equal annual installments over a 5-year period, and were fully vested as of June 11, 2006.
(3)	These options were granted on September 27, 2006, vest in equal annual installments over a 3-year period, and were fully vested on September 27, 2009.
(4)	These options were granted on January 14, 2006, vest in equal annual installments over a 3-year period, and were fully vested on January 14, 2009.
(5)	These options were granted on April 27, 2006, vest in equal annual installments over a 3-year period, and were fully vested on April 27, 2009.
(6)	These options were granted on April 6, 2007, vest in equal annual installments over a 3-year period, and were fully vested on April 6, 2010.
(7)	These options were granted on May 9, 2005, vest in equal annual installments over a 3-year period, and were fully vested on May 9, 2008.
(8)	These options were granted on May 1, 2006, vest in equal annual installments over a 3-year period, and were fully vested as on May 1, 2009.
(9)
On August 16, 2010 the Company hired Mr. Ramsay as President of CTC Cable Corporation.  Mr. Ramsay received options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which vest in equal quarterly installments over a three year period.

(10)
On December 14, 2009 the Company hired Mr. Brewster as Chief Commercial Officer of Composite Technology Corporation and President of CTC Cable Corporation.  Mr. Brewster received options to purchase 2,000,000 shares of Composite Technology Corporation stock at $0.35 per share, which vest in equal quarterly installments over a three year period.  On June 4, 2010 Mr. Brewster resigned from the Company and all unvested options were cancelled.  Vested options are exercisable until the earlier of Mr. Brewster’s termination of service as an advisor or one year from his resignation, whichever occurs earlier.

(11)	Mr. Rugh resigned on September 4, 2009 in connection with the sale of DeWind and all unvested options were cancelled on that date. Vested options expire on September 4, 2011.

Option Exercises and Stock Vested Table

There were no option exercises by any of our named officers during fiscal 2010.

Employment Agreements and Severance Agreements with Executive Officers

We have no employment agreements or severance agreements with any of our Executive Officers. Messrs. Wilcoxon, Sepe, Carney, and Ramsay are “at-will” employees and the Company can terminate their employment at any time.

Pursuant to option agreements entered into between the Company and Messrs Wilcoxon, Sepe, Carney, Ramsay and Brewster between May 9, 2005 and August 16, 2010, if in the event of a “change in control” in the Company, any portion of the option to acquire the Company’s shares that has not yet vested at the time of the change in control shall automatically accelerate the unvested portion of the Option shall be fully and immediately vested as of the earlier of (i) the date any proposed change in control has been approved by the Company’s board of directors, whether or not all of the terms of such transaction have been determined, (ii) the date change in control has actually occurred, or (iii) the date of the death, disability, retirement, or other termination of employment of Benton Wilcoxon.  Change of control means either the sale or transfer of more than fifty percent (50%) of the assets of the Company, whether in a single transaction or a series of transactions, or the sale or transfer to any person or Common Group, or acquisition by any person or Common Group, of twenty percent (20%) or more of the outstanding common stock of the Company, whether in a single transaction or a series of transactions where a “Common Group” is five or fewer persons, excluding acquisitions made by Benton Wilcoxon. The sale of the DeWind segment on September 4, 2009 did not trigger a change in control, as defined above.

The following table describes the value to the named executive officers pursuant to the acceleration-of-vesting provisions in his option agreements, assuming that a change in control of Composite Technology Corporation occurred on September 30, 2010. The actual value of such acceleration to each executive listed below can only be determined definitively at the time of an executive’s actual termination.

Value of option acceleration (1)
Benton Wilcoxon	$—
Marvin Sepe	$—
Domonic J. Carney	$—
Stewart Ramsay	$—

(1)
The closing market price on September 30, 2010 or December 31, 2010 was below the option strike price of $0.35, therefore options subject to acceleration provisions have no intrinsic value as of those dates.

COMPENSATION OF THE BOARD OF DIRECTORS

Directors are eligible to participate in the Composite Technology Corporation 2002 Non-Qualified Stock Compensation Plan and the 2008 Stock Compensation Plan. Grants of options from the Plan are discretionary and are subject to the approval of the Board of Directors.

On September 8, 2010 the Registrant entered into a Letter Agreement (the “Agreement”) with its newly appointed Director, Denis C. Carey (“Carey”).  The Agreement provided for Carey’s appointment as a member of the Board of Directors to last one year or until the annual general meeting at which new directors are selected and that the terms of the agreement would govern any extension and reelection as a Director for a period of up to two (2) additional terms for a total of up to three years. The Agreement provides for a monthly remuneration of up to $5,000 and the granting of 500,000 options to purchase shares of the Registrant's common stock as further described below. The Agreement provides for the reimbursement of expenses and the benefit of the Registrant's liability insurance for Directors and Officers. The Agreement provides for attendance of a minimum of four quarterly meetings per calendar year and one meeting held following the annual general meeting and the obligation to serve on Board Committees as required. The appointment of Carey as a Director may be terminated at any time for any or no reason by Carey or the Registrant upon written notice to the other in accordance with the Bylaws.

On September 8, 2010, the Board of Directors of the Registrant approved the execution of an Option Agreement between the Registrant with the following Director of the Registrant: Denis C. Carey, an independent director newly appointed.  Pursuant to the Option Agreement Mr. Carey would be granted 500,000 options to acquire the Registrant's shares of common stock at an exercise price of $0.35 per option. The options will vest over a period of 36 months with the first portion of 41,667 vesting 3 months after the grant date and thereafter an additional portion of 41,667 will vest at regular 3-monthly intervals until the vesting of the twelfth and final last portion of 41,663 on the 3-year anniversary of the grant date. The options would be granted under and governed by the terms and conditions of the 2008 Stock Option Plan (the "2008 Plan") and the Option Agreement. The options are neither transferable nor assignable by Optionee other than by will or by the laws of descent.   The options are neither transferable nor assignable by Optionee other than by will or by the laws of descent. In the event one of the Optionee shall (i) voluntarily resign from his position or, (ii) either refuse to stand for reelection when requested at any time within a 3 year period from the date of the Grant or shall not be reelected at the annual general meeting, then any portion of the Option that has not yet vested shall immediately be cancelled and any portion of the Option that has vested shall remain exercisable until the Expiration Date. In the event that the Optionee shall (i) be removed from his position as a Director of the Company for any reason other than Misconduct, or (ii) not be asked to stand for reelection at any time within a 3 year period from the date of the Grant, then all of the options shall immediately and fully vest and remain exercisable until the Expiration Date, provided however, that the Optionee shall have completed a term of service as a director of more than 6 full calendar months. Should Optionee's Service be terminated for Misconduct, then the Options will be cancelled. In the event of a “change in control” in the Company, any portion of the Option to acquire the Option Shares that has not yet vested at the time of the change in control shall automatically accelerate so that such Option shall, immediately prior to the effective date of the Change in Control, become exercisable remain exercisable until the Expiration Date, unless and to the extent: (i) the option obligations were assumed by the successor corporation or otherwise continue in full force and effect pursuant to the terms of the change in control transaction; or (ii) this are replaced with a cash incentive program which preserves the spread existing at the time of the change in control on the shares of Common Stock for which the Option is granted and provides for subsequent payout of such cash amount within 3 months. If the option obligations are assumed in connection with a change in control, then the rights will be appropriately adjusted to apply to the number and class of securities or other property which would have been issuable to Optionee had the Option been exercised immediately prior to the change in control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

Except as noted above for the newly appointed Director, Dennis C. Carey, all other Directors compensation in fiscal 2010 is noted in the table below and included monthly cash compensation of $4,000 with an additional $1,000 per month for participation in a committee and an additional $500 per month for chairing a committee; therefore $4,000 per month for Mr. McIntosh, $5,000 for Mr. Lee five months and $5,500 for seven months for Mr. Lee, $5,500 for five months and $5,000 for seven months for Mr. Mitola and $5,500 per month for Mr. and Mr. McCormick.  Mr. Wilcoxon does not receive additional cash compensation specific to his service as a Director.

The following table summarizes the compensation of our Outside Directors during fiscal 2010.

Name	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Michael D. McIntosh	$48,000	$159,707	—	$207,707
D Dean McCormick III	$66,000	$35,754	—	$101,754
John Mitola	$62,500	$285,283	—	$347,783
Michael Lee	$63,500	$32,156	—	$95,656
Dennis Carey	$5,000	$1,314	—	$6,314

(1)
The amounts shown reflect the expense amounts computed for financial statement reporting purposes for fiscal 2010 in accordance with US GAAP, excluding an estimate of forfeitures, of options granted in and prior to fiscal 2010. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 10 to our audited consolidated financial statements for the fiscal year ended September 30, 2010 included on page 77 of our Annual Report on Form 10-K filed with the SEC on December 14, 2010.

As of September 30, 2010, each Outside Director held options for the following aggregate number of shares of common stock:

Name	Grant Date	Fair Value per Option on Grant Date	Additional Fair Value due to Repricing		Number of options
			(6)
Michael D. McIntosh	January 2006	$0.83	$0.06	(1)	325,000
	September 2006	$0.64	0.06	(1)	1,000,000
	August 2008	$0.55	0.07	(1)	800,000

D Dean McCormick III	January 2006	$0.83	$0.06	(2)	325,000
	September 2006	$0.64	$0.06	(2)	175,000
	August 2008	$0.59	$0.07	(2)	181,000

John Mitola		$1.10	$0.10	(3)	500,000

Michael Lee		$0.21	$—	(4)	500,000

Dennis Carey		$0.13	$—	(5)	500,000

(1)
Mr. McIntosh’s options include 325,000 options granted on 1/10/2006 at $1.04 (re-priced to $0.35 on January 20, 2009) per option for his services as an Outside Director and 1,000,000 options granted on 9/27/2006 at $1.00 (re-priced to $0.35 on January 20, 2009) per option and 800,000 options grated on August 6, 2008 as additional compensation for the TMA and TMG consulting services described below.

(2)
Mr. McCormick’s options include 325,000 options granted on 1/10/2006 at a $1.04 (re-priced to $0.35 on January 20, 2009) strike price, 175,000 options granted on September 27, 2006 at a $1.00 (re-priced to $0.35 on January 20, 2009) strike price, and 181,000 options granted on August 11, 2008 at a $1.25 (re-priced to $0.35 on January 20, 2009) strike price.  All of Mr. McCormick’s options vest quarterly on a ratable basis over three years.

(3)
Mr. Mitola received 500,000 options at an exercise price of $2.09 (re-priced to $0.35 on January 20, 2009) with a three year quarterly vesting schedule upon his appointment as an Outside Director on October 31, 2007.   All his remaining options were vested upon his resignation date.

(4)
Upon his appointment on January 20, 2009 Mr. Lee received an option grant of 500,000 options at a strike price of $0.35 per option.  The options vest in equal quarterly installments over a three year period.

(5)
Upon his appointment on September 8, 2010 Mr. Carey received an option grant of 500,000 options at a strike price of $0.35 per option.  The options vest in equal quarterly installments over a three year period.

(6)
On January 20, 2009, the Company adjusted the strike price of all vested and unvested outstanding options granted to employees, executives, and directors, as of December 31, 2008, to $0.35 per share.  On February 4, 2009, the respective directors and executive officers of the Company ratified the revised option agreements.  No changes were made to any vesting schedules for any of the directors and officers.  See Note 11 to the Financial Statements filed on Form 10-K with the SEC on December 14, 2010 for additional information on valuation of the repriced options.

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of September 30, 2010.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	29,916,600		$0.35	13,232,514
Equity compensation plans not approved by security holders	1,650,000	(1)	$0.55	—

Total	31,566,600		$0.36	13,232,514

(1)
See table below for the detail of the warrants issued for services.  The Series name corresponds to the warrants listed in Note 10, page 75 of our Form 10-K for fiscal 2010 filed with the Securities and Exchange Commission on December 14, 2010.  Services are primarily for financing fees related to the May, 2009 bridge debt, for 2010 Service Agreement A which are in payment of consulting fees for public relations services provided from January 2010 through December 2011 of which 300,000 are vested and exercisable as of September 30, 2010, Series 2006 C, D, and E which are in payment of consulting fees for public relations services provided from January 1, 2006 through December 31, 2008, and 2010 Service Agreement B which are for marketing services provided from September 2010 through September 2013 none of which were vested and exercisable as of September 30, 2010.

Warrant Series Name	Grant Date	Strike Price	Expiration Date	Warrants
2006 Series C	May, 2006	$0.75	December, 2010	200,000

2006 Series D	May, 2006	$0.75	December, 2010	200,000

2006 Series E	May, 2006	$0.75	December, 2010	200,000

2008 Debt Service	October, 2008	$0.95	May, 2011	150,000

2010 Service Agreement A	February, 2010	$0.35	February, 2013	600,000

2010 Service Agreement B	September, 2010	$0.35	September, 2013	300,000

Total				1,650,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship between the Company and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest and when the amount involved exceeds $120,000.

If a related person proposes to enter into such a transaction, arrangement or relationship, defined as a “related party transaction,” the related party must report the proposed related party transaction to our Chief Financial Officer. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. If practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related party transaction. Any related party transactions that are ongoing in nature will be reviewed annually at a minimum.  The related party transactions listed below were reviewed by the full board of directors and the Audit Committee during the year.
The Company and its CTC Cable subsidiary currently have one management consulting agreement and two legal services agreements for professional services with entities affiliated with its Director, Michael McIntosh as follows:

An agreement between The McIntosh Group (TMG) and CTC Cable to provide legal and intellectual property services.  This agreement is for $250,000 per year, payable monthly, and is scheduled to expire December 31, 2012.  This agreement may be terminated by either party upon thirty days prior written notice.

An agreement between Technology Management Advisors (TMA) and the Company to provide management services related to the Company’s intellectual property and management.  This agreement is for $250,000 per year and is scheduled to expire on October 31, 2012.  The agreement may be terminated by either party on each anniversary of the effective date of the agreement.

An agreement between TMG and the Company to provide legal and intellectual property services.  This agreement is for $250,000 per year, payable monthly, and is scheduled to expire on October 31, 2012.  This agreement may be terminated by either party upon thirty days prior written notice.

For the year ended September 30, 2010 we recorded fees of $458,000 and patent filing fees of $86,000 for TMG, and fees of $250,000 and incidental expenses of $95,000 for TMA.  For the year ended September 30, 2009 we recorded fees of $250,000 and patent filing fees of $70,000 for TMG, and fees of $250,000 and incidental expenses of $70,000 for TMA.  All of these expenses were recorded to Research and Development expense.

At September 30, 2010 the Company had outstanding balances due to TMG and TMA of $86,000 and $54,000 respectively, included in accounts payable.  At September 30, 2009 the Company had outstanding balances due to TMG and TMA of $41,000 and $24,000 respectively, included in accounts payable.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in next year’s Proxy Statement and form of proxy must be directed to the Corporate Secretary at Composite Technology Corporation, 2026 McGaw Ave. Irvine, CA 92614 and must be received by September 24, 2011 to be considered for inclusion. If a stockholder intends to submit a proposal or nomination for director for our 2012 Annual Meeting of Stockholders that is not to be included in our Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with Rule 14a-4(c)(1) no later than December 8, 2011. For proposals that are not timely filed, we retain discretion to vote proxies we receive. For proposals that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a Proxy Statement.

Investor Information

All reports filed by the Company with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov. In addition, the public may read and copy materials filed by the Company with the SEC at the SEC’s public reference room located at 450 Fifth St., N.W., Washington, D.C., 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company also provides copies of its Forms 8-K, 10-K, 10-Q, Proxy, Annual Report and press releases at no charge to investors upon request and makes electronic copies of such reports and press releases available through its website at www.compositetechcorp.com as soon as is practicable after filing such material with the SEC. Requests should be sent to the Company, attention: Lang Jin, Secretary.

COMPENSATION AND AUDIT COMMITTEE REPORTS AND PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the compensation committee, the audit committee report and the stock performance graph which follows shall not be deemed to be "soliciting material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Composite Technology Corporation’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Composite Technology Corporation’s Annual Report on Form 10-K for its 2010 fiscal year.

Submitted by the Compensation Committee of the Board of Directors:

Michael K. Lee
Dennis Carey
Dean McCormick III

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to reward our named executive officers for the achievement of corporate goals and objectives consistent with our strategy, competitive practice, sound corporate governance principles and shareholder interests. Please read the section entitled “Compensation Discussion and Analysis” above for additional details about our executive compensation program, including information about the fiscal year 2010 compensation of our named executive officers.

The Compensation Committee reviews the compensation program for our named executive officers to ensure it achieves the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, in fiscal year 2010 the Compensation Committee approved the 2010 Composite Technology Corporation Omnibus Incentive Plan and established a discretionary $1,200,000 bonus pool for executives with specific bonus payments to be determined by the Compensation Committee to encourage management to meet target operating metrics for the Company or its subsidiaries.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included on page 15 of this proxy statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors has furnished the following report on Audit Committee matters:

Pursuant to its charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent registered public accounting firm. The Committee also oversees the performance of the Company’s corporate governance function and the Company’s compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Committee relies, without independent verification, on the information provided to it and the representations made by management, the Company’s corporate governance personnel and the Company’s independent registered public accounting firm. Management retains direct responsibility for the financial reporting process and system of internal controls.
In furtherance of its role, the Audit Committee has an annual agenda which includes periodic reviews of the Company’s internal controls and of areas of potential exposure for the Company such as litigation matters. The Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm and other financial professional services providers. These services may include audit services, audit-related services, tax services, and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The Company’s independent registered public accounting firm and management report annually to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed. All services provided by SingerLewak LLP and the related fees in the 2010 fiscal year were approved in accordance with the Audit Committee’s policy.

The Audit Committee has reviewed and discussed with management (i) the audited financial statements of the Company for Fiscal 2010, (ii) the Company’s evaluation of the effectiveness of our internal control over financial reporting as of September 30, 2010 and (iii) the related opinions by the Company’s independent registered public accounting firm. The Audit Committee has also discussed with SingerLewak LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from SingerLewak LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with SingerLewak LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

For fiscal year 2010, management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company’s public accountants. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of internal control over financial reporting.

In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures for receipt, retention, and treatment of complaints for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.

Submitted by the Audit Committee of the Board of Directors:

Dean McCormick III
Dennis C. Carey
Michael K. Lee

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the cumulative 5 year total return to shareholders of our common stock relative to the cumulative total returns of the Russell 2000 Index (Russell 2000) and one peer company, American Superconductor Corporation (AMSC), calculated similarly for the same period.  An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our common stock, the Russell 2000 and AMSC on September 30, 2005 and its relative performance is tracked through September 30, 2010.

This stock performance information is “furnished” and shall not be deemed to be “soliciting material” or subject to Rule 14A, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this report and irrespective of any general incorporation by reference language in any such filing, except to the extent that we specifically incorporate the information by reference.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE COMPANY, THE RUSSELL 2000 INDEX,
AND ONE PEER ISSUER

* $100 invested on 10/1/2005 in stock or index—including reinvestment of dividends, if any.  Fiscal year ended September 30.

OTHER MATTERS

We are not aware of any other business to be acted on at the meeting. If other business requiring a vote of the stockholders comes before the meeting, the holders of the proxies will vote in accordance with their best judgment.

*****